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                                  Exhibit 11.1


                   K-TRON INTERNATIONAL, INC. & SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                  (Unaudited)

                                              Three Months Ended
                                              ------------------
                                            March 30,       April 1,
                                              1996            1995
                                              ----            ----
AVERAGE COMMON AND
 COMMON-EQUIVALENT
 SHARES:

 Weighted Average Common Shares
 Outstanding per Period                     3,113,000      3,088,000

 Stock Options                                 14,000          1,000
                                          -----------    -----------
ADJUSTED AVERAGE COMMON
 AND COMMON-EQUIVALENT
 SHARES COMPUTATION                         3,127,000      3,089,000
                                          ===========    ===========

EARNINGS FOR COMMON AND
 COMMON-EQUIVALENT SHARES
 COMPUTATION:

    Net income (loss)
    applicable to
    Common Stock                           $  752,000    $(1,280,000)
                                          ===========    ===========
EARNINGS (loss) PER SHARE:

 Earnings (loss) per Share                 $      .24    $      (.41)
                                          ===========    ===========